Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated April 9, 2021 related to the consolidated financial statements of Touchpoint Group Holdings, Inc. (the “Company”) as of and for the years ended December 31, 2020 and 2019, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 in the Company’s Registration Statements on Form S-3 (Registration Nos. 333-228441, 333-227971, 333-227760, 333-227484, 333-227247, 333-225945, 333-223607, and 333-222295).

/s/ Cherry Bekaert LLP

Tampa, Florida

April 9, 2021